PROSPECTUS SUPPLEMENT NO. 3
TO PROSPECTUS DATED DECEMBER 26, 1996

                            CORPORATE EXPRESS, INC.

            $325,000,000 4 1/2% CONVERTIBLE NOTES DUE JULY 1, 2000

                       9,750,975 SHARES OF COMMON STOCK

  This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated December 26, 1996, as supplemented by Prospectus Supplement No. 1 dated February 21, 1997 and Prospectus Supplement No. 2 dated March 10, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $325,000,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

  The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each of the Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:

                                            PRINCIPAL
                                              AMOUNT
                                             OF NOTES               NUMBER OF
                                           BENEFICIALLY             CONVERSION
                                            OWNED AND   PERCENT OF    SHARES
                                             THAT MAY   OUTSTANDING  THAT MAY
       NAME(1)                               BE SOLD       NOTES    BE SOLD(2)
       -------                             ------------ ----------- ----------
Alex. Brown & Sons Incorporated(3)........  $3,494,000      1.1%     104,830
Credit Suisse First Boston Corp. .........     500,000        *       15,001
DeSai Capital MGMT -
 Equity Linked Investors - II.............   3,900,000      1.2      117,011
Forum Capital Markets LP..................   6,200,000      1.9      186,018
J.P. Morgan Securities Inc.(3)............   6,000,000      1.9      180,018
Kellner, DiLeo & Co. .....................   3,100,000      1.0       93,009
The Northwestern Mutual Life Insurance
 Company..................................   3,000,000        *       90,009
T. Rowe Price Growth & Income Fund........  15,000,000      4.6      450,045

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 * Less than 1%.
(1) The information set forth herein is as of March 24, 1997, except for the information regarding T. Rowe Price Growth & Income Fund which is as of April 3, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

(3) Alex. Brown & Sons Incorporated and J.P. Morgan Securities Inc. served as Managers for the private placement of the Notes and served as financial advisors to the Company and as underwriters in prior public offerings of the Company's securities.

  The line items "Alex. Brown & Sons Incorporated(3) . . . . $12,437,000
 . . . . 3.8% . . . . 373,147"; "J.P. Morgan Securities Inc.(3) . . . .
7,590,000 . . . . 2.3 . . . . 151,800" and "Kellner, DiLeo & Co. . . . .
3,500,000 . . . . 1.1 . . . . 70,000" contained in the tables set forth in the
Prospectus shall be deleted in their entirety and replaced with the line items set forth in the table above.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 8, 1997